                                                                 EXHIBIT 10.14

[LOGO] Bank of America                                 BUSINESS LOAN AGREEMENT
National Trust and Savings Association
------------------------------------------------------------------------------
This Agreement dated as of October 30, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Il Fornaio (America) Corporation (the "Borrower").

1.       FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1      LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility 1 Commitment") is Three Million Dollars ($3,000,000).

(b) This is a revolving line of credit for advances with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility 1 Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and April 1, 1998 (the "Expiration Date") unless the Borrower is in default.

1.3      INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4      REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1996, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. (The immediately preceding sentence also applies to Facility No. 2.)

1.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than 180 days.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7      LETTERS OF CREDIT.  This line of credit may be used for financing:

         (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

         (ii) standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Expiration Date.

         (iii) The amount of the letters of credit outstanding at any one time, (including amounts drawn on the letters of credit and not yet reimbursed), may not exceed Five Hundred Thousand Dollars ($500,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.
         The amount will bear interest and be due as described elsewhere in this Agreement

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(g) to pay the Bank a non-refundable fee equal to 1.45% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.       FACILITY NO. 2: TERM LOAN AMOUNT AND TERMS

2.1 Outstanding Term Loan. There is outstanding from the Bank to the Borrower a term loan in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000). As of October 16, 1996, the principal amount outstanding under the term loan was Two Hundred Fifty Thousand Dollars ($250,000). This term loan is currently subject to the terms and conditions of Facility 2 of the Business Loan Agreement dated April 28, 1995. As of the date of this Agreement, the term loan shall be deemed to be outstanding as Facility 2 under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

2.2 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus 1.0 percentage point.

2.3      Repayment Terms.

(a) The Borrower will pay all accrued but unpaid interest on November 1, 1996, and then monthly thereafter and upon payment in full of the principal of the loan.

(b) The Borrower will repay principal in 5 successive monthly installments of Fifty Thousand Dollars ($50,000) starting November 1, 1996. On March 1, 1997, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under subparagraph (b) immediately above.

2.4 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the loan bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.5 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the loan bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than 180 days.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the loan which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the loan already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

3.       FEES AND EXPENSES

3.1 Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility 1 Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at .10% per year. This fee is due on January 1, 1997, and on the first day of each following quarter until the expiration of the availability period.

3.2      Expenses.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4.       COLLATERAL

4.1 Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)      Machinery and equipment.

(b)      Inventory.

(c)      Receivables.

5.       DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3      Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14995-50830, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement.

5.4      Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14995-50830 (the "Designated Account") on the date each payment of principal, interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

         If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)      any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.8 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 2.0 percentage points. This may result in compounding of interest.

5.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

6.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests except those the Bank consents to in writing.

6.4 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5      Other Items.  Any other items that the Bank reasonably requires.

7.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

7.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)      in form and content required by the Bank.

(c)      in compliance with all government regulations that apply.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

7.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.10 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

7.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

8.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of Facility 1 for working capital.

8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 30 days of the period's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis. These financial statements shall include income statements comparing monthly and year-to-date results with plan and prior year period, by each location, and shall include a discussion by the Borrower's management on results.

(c) Annual projections and planned capital expenditures, prepared in monthly format, due not later than 15 days before the Borrower's fiscal year end.

(d) Written confirmation of compliance with all terms and conditions of this Agreement, signed by the Borrower's Chief Financial Officer or Controller, within 30 days after the end of each quarter.

8.3 Tangible Net Worth. To maintain quarterly on a consolidated basis tangible net worth equal to at least the amounts indicated for each period specified below:

 Period                                 Amount
 From the date of this Agreement
 through December 31, 1996              $20,000,000

 From January 1, 1997
 and thereafter                         $22,000,000

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.4 Total Liabilities to Tangible Net Worth Ratio. To maintain quarterly on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 0.75:1.0.

For the purposes of this calculation, "total liabilities" means the sum of current liabilities plus long term liabilities, excluding deferred lease incentives.

8.5 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a fixed charge coverage ratio of at least 1.5:1.0.

"Fixed Charge Coverage Ratio" means the ratio of cash flow to the current portion of long term debt and capital leases plus interest expense and lease expense. "Cash flow" is defined as net income from operations and investments, after taxes, plus depreciation, interest expense, depletion, amortization and other non-cash charges less amortization of deferred lease incentives and capitalized interest. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year, and shall exclude the principal amount outstanding under Facility No. 1.

8.6      Profitability.

(a) To maintain for each of its restaurants (including the operating results of its in-store retail bakery, if any) that has been operating for more than 4 fiscal quarters a positive net income after taxes and extraordinary items for each quarterly accounting period. It is provided, however, that this subparagraph will not be breached if one of such restaurants (including the operating results of its in-store retail bakery, if any) incurs a loss in one or more quarterly accounting periods so long as it does not incur a net loss in the aggregate in excess of One Hundred Thousand Dollars ($100,000) in any single fiscal year.

(b) For its stores known as Panificios, not to incur an aggregate loss in excess of One Hundred Fifty Thousand Dollars ($150,000) in any single fiscal year.

8.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Additional lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

8.8 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Deeds of trust and security agreements in favor of the Bank.

(b)      Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional liens which secure lease obligations permitted under subparagraph (d) of Paragraph 8.7.

8.9 CAPITAL EXPENDITURES. Without the Bank's written consent, not to spend or incur capital lease obligations for more than Seven Million Dollars ($7,000,000) in the Borrower's fiscal years ending December 31, 1996, and December 31, 1997 to acquire fixed or capital assets.

8.10 DIVIDENDS. Not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto. This does not prohibit the repurchase of up to 10,000 shares per fiscal year, provided that all such repurchases are associated with the Borrower's stock repurchase program as it relates to terminated employees.

8.11 LOANS TO OFFICERS. Not to make any loans, advances or other extensions of credit to any of the Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) in an aggregate outstanding amount greater than Thirty Thousand Dollars ($30,000) at any one time.

8.12 CHANGE OF OWNERSHIP. Not to cause, permit or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of 25%.

8.13 OUT OF DEBT PERIOD (FACILITY 1). To repay any advances in full, and not to draw any additional advances on its revolving line of credit for a period of at least 30 consecutive days between the date of this Agreement and April 1, 1998. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.14     NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Hundred Thousand Dollars ($100,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)      any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantors) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

8.15     BOOKS AND RECORDS.  To maintain adequate books and records.

8.16 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.17 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

8.18 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.19 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.20 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

8.22     INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance as is usual for the business it is in.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.23 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrowers present business.

(b)      liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)      acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets, except for the sale or disposal of assets associated with the free-standing bakeries In Bunker Hill, Santa Monica-Main, Santa Monica-Montana and Los Angeles.

(g) voluntarily suspend its business for more than 5 days in any 30 day period.

9.      DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 10 days after the date when due.

9.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security or this loan.

9.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

9.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower (or any guarantor) is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated. The default arising from the appointment of a receiver or similar official will be deemed cured if such appointment is set aside or withdrawn or ceases to be in effect within 30 days of the date of such appointment; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage. The default arising from a judgment or arbitration award will be deemed cured if such judgment or award is discharged within 10 days of entry without the expenditure of funds by the Borrower except for attorneys' fees; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.7 GOVERNMENT ACTION. Any government authority takes action specifically directed at the Borrower that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

9.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the credits. It is provided, however, that the Borrower's anticipated write-off of a certain note payable to the Borrower in the original amount of Seven Hundred Thousand Dollars ($700,000) related to its previous sale of a certain restaurant most recently known as ERIC will not constitute such a material adverse change.

9.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed and such default continues beyond the grace or cure period, if any, applicable thereto.

9.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

9.11 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 10 days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of ten (10) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

With respect to any breach or default for which a 10-day cure period is provided under above Paragraphs 9.6, 9.11, and 9.12, it is further provided that if such breach or default may not be remedied within such cure period and if the Borrower has taken all action reasonably possible to remedy such breach or default within such cure period, the breach or default will not be considered an event of default under this Agreement unless declared an event of default by the Bank in its absolute discretion following such cure period. During any such extended cure period, the Bank will continue to not be obligated to extend any additional credit to the Borrower.

10.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2     CALIFORNIA LAW.  This Agreement is governed by California law.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

         (iii) Any violation of this Agreement; or

         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

         (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

         (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

         (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

         (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrower or the Bank to:

         (i)     exercise self-help remedies such as setoff;

         (ii) foreclose against or sell any real or personal property collateral; or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                 (A)      an interim remedy; and/or

                 (B)      additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

10.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

10.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes Facilities 1 and 2 of the Business Loan Agreement entered into as of April 28,1995, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America
National Trust and Savings Association              11 Fornaio (America) Corporation

X /s/ STEPHANIE BARRELL                             X  /s/ LAURENCE B. MINDEL
------------------------------                      ------------------------------
By:     Stephanie Barrell                           By:    Laurence B.Mindel
Title:  Vice President                              Title: Chairman and CEO

Address where notices to the Bank                   Address where notices to the Borrower
are to be sent:                                     are to be sent:

San Francisco Commercial Banking Office #1499       1000 Sansome Street
345 Montgomery Street                               San Francisco, CA 94111
San Francisco, CA 94104



